Exhibit 99.1

Allison Transmission Acquires Walker Die Casting

Walker is a longtime supplier of aluminum transmission castings critical in the production of Allison’s products.

INDIANAPOLIS, September 9, 2019 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global manufacturer of medium- and heavy-duty fully automatic transmissions, announced today that it has acquired the assets and certain liabilities of Walker Die Casting located in Lewisburg, Tennessee and C&R Tool and Engineering located in Muscle Shoals, Alabama.

“We are delighted to announce the acquisitions of Walker Die Casting and C&R Tool and Engineering,” said Allison Transmission President and CEO David S. Graziosi. “Walker’s products are a critical component in the manufacture and quality of our on-highway transmissions. We plan to grow the business and continue the heritage established by Robert Walker in 1958.”

Walker produces aluminum castings and has been a supplier to Allison for 20 years. The Walker family sought a buyer for the business, allowing Allison to purchase the assets of the company that supplies essential components for its core on-highway transmission products. Allison is committed to continuing the 60-year-old company’s legacy. C&R Tool and Engineering is a leading supplier of metal working tools for use at Walker and other companies.

Walker Die Casting and C&R Tool and Engineering will be run as Allison Transmission plants and continue to operate in their respective locations. Walker Die Casting is the second-largest employer in Lewisburg, employing several hundred people.

“While it is always hard to let go of the business you built, we are proud that it will remain in good hands with Allison Transmission,” said John Walker, Walker Die Casting President and son of the founder.

Allison paid approximately $103 million in cash for the Walker Die Casting and C&R Tool and Engineering assets. Allison does not expect the acquisitions to have a material impact on current fiscal year earnings.

-###-

About Walker Die Casting

Walker Die Casting, Inc. (“Walker”) is a for-profit Tennessee corporation that has produced high-quality aluminum die castings since 1958. Walker is located in Lewisburg, Tennessee. The Lewisburg facility produces castings for various automobile parts, commercial vehicle parts and outboard motor parts for customers throughout the United States and in various foreign countries.

About C&R Tool and Engineering

C&R Tool and Engineering, Inc. produces die cast dies and tooling using the latest technology and processes. Founded in 1956, the company is located in Muscle Shoals, Alabama.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; risks related to our substantial indebtedness; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Contacts

Claire Gregory

Director of Communications and Media Relations

Claire.Gregory@allisontransmission.com

(317) 695-9124

Raymond Posadas

Investor Relations

ir@allisontransmission.com

(317) 242-3078